Exhibit 99.1

ESSA Bancorp, Inc. Announces Fiscal 2016 First Quarter Financial Results

Company Release – January 27, 2016

Stroudsburg, PA. – (Marketwire), January 27, 2016 — ESSA Bancorp, Inc. (the “Company”) (NASDAQ ESSA) today reported net income of $2.0 million, or $0.19 per diluted share, for the quarter ended December 31, 2015, compared with net income of $2.6 million, or $0.25 per diluted share, for the same quarter last year. Results for the quarter ended December 31, 2015, include the acquisition of Eagle National Bank (“ENB”), which was completed on December 4, 2015. Non-recurring merger related charges were $245,000, or $0.01 per share (after-tax), for the recently-completed quarter.

The Company is the holding company for ESSA Bank & Trust, a $1.8 billion asset institution, which provides full service retail and commercial banking, financial, and investment services from 30 locations in eastern Pennsylvania.

FIRST QUARTER HIGHLIGHTS

•	Strong loan growth. Total loans at December 31, 2015 increased $126.2 million, or 11.4% (not annualized), on a sequential quarter basis from September 30, 2015. Loan growth was driven primarily by the acquisition of ENB.

•	Stable net interest income. Net interest income was $11.1 million and the net interest margin was 2.84% for the quarter ended December 31, 2015, which were steady compared with both the quarter ended September 30, 2015 and the prior year quarter.

•	Asset quality remained strong. Net charge-offs as a percent of total average loans were 0.02% for the three months ending December 31, 2015. Non-performing assets were $25.4 million, or 1.44% of total assets, as of December 31, 2015. Non-performing assets were $22.7 million, or 1.41% of total assets at September 30, 2015.

•	Capital management. The Company remains well-capitalized. ESSA paid a quarterly cash dividend of $0.09 per share on December 31, 2015 and repurchased 22,700 shares at an average price of $13.24 during its first fiscal quarter. Tangible book value per share decreased to $13.52 at December 31, 2015, from $13.72 at December 31, 2014 as expected due to merger related adjustments.

Gary S. Olson, President and CEO, stated: “Much of our focus during the first quarter was toward our goals of closing the Eagle National Bank acquisition and converting their banking systems to ours. We are very pleased to have successfully accomplished both these goals as of December 4, 2015. The successful addition of Eagle was another step in our continuing transition to a more commercially-oriented bank, serving customers throughout eastern Pennsylvania. In addition, we also achieved progress on our goals of maintaining strong asset quality metrics, controlling operating costs and prudently managing capital.”

Income Statement Review

For the fiscal first quarter of 2016, the Company’s return on average assets and return on average equity were 0.47% and 4.50%, compared with 0.66% and 6.06%, respectively, in the corresponding period of fiscal 2015.

Net interest income increased $42,000, or 0.4%, to $11.1 million for the three months ended December 31, 2015, from $11.1 million for the comparable period in 2014.

Interest expense increased $65,000 for the quarter ended December 31, 2015 compared to the comparable period in 2014, while interest income increased $107,000.

The net interest margin for the first quarter of 2016 was 2.84%, compared with 2.85% for the previous quarter, and 2.99% for the first quarter of fiscal 2015. Growth in net interest-earning assets and stability in the cost of interest bearing liabilities for the 2015 fiscal first quarter compared to the 2014 first quarter were more than offset by declines in the yields on interest earning assets.

The Company’s provision for loan losses increased to $600,000 for the three months ended December 31, 2015, compared with $450,000 for the three months ended December 31, 2014. Net loan charge-offs in fiscal first quarter 2016 were $262,000 compared to $568,000 in fiscal first quarter 2015. Nonperforming assets totaled $25.4 million at December 31, 2015 compared to $25.2 million at December 31, 2014.

Noninterest income increased $3,000 or 0.2%, to $1.8 million for the three months ended December 31, 2015, compared with $1.8 million for the three months ended December 31, 2014.

Noninterest expense increased $820,000 or 9.2%, to $9.8 million for the three months ended December 31, 2015 compared with $9.0 million for the comparable period in 2014. The primary reasons for the increase in the 2015 period compared to the 2014 period include increases in compensation and employee benefits of $464,000, occupancy and equipment of $128.000 and data processing of $109,000. Also, as previously mentioned, noninterest expense for the first quarter of 2016, includes merger-related expenses of $245,000 and the costs of the larger, combined bank for December, 2015.

Balance Sheet, Asset Quality and Capital Adequacy Review

Total assets grew $156.9 million to $1.76 billion at December 31, 2015, from $1.61 billion at September 30, 2015. This increase was primarily due to the merger with ENB. Total net loans were $1.23 billion at December 31, 2015 compared with $1.10 billion at September 30, 2015.

Total deposits increased $143.4 million, or 13.1%, to $1.24 billion at December 31, 2015, from $1.10 billion at September 30, 2015. The merger with ENB was the primary reason for the increase in deposit accounts. During the same period, borrowings increased $12.7 million, reflecting the Company’s ability to obtain borrowed funds at what management believes represent attractive rates.

Nonperforming assets increased $2.7 million to $25.4 million, or 1.44%, of total assets at December 31, 2015, from $22.7 million, or 1.41%, of total assets at September 30, 2015 due primarily to the addition of ENB’s nonperforming assets.

Net charge-offs as a percent of total average loans were only 0.02% for the three months ending December 31, 2015 and 0.05% for the three months ended December 31, 2014, which reflects the Company’s disciplined credit and underwriting standards. The allowance for loan losses was $9.3 million, or 0.75% of loans outstanding, at December 31, 2015, compared to $8.9 million, or 0.80% of loans outstanding at September 30, 2015 reflecting the purchase of loans from ENB. Purchased loans are initially recorded at fair market value at acquisition and therefore do not require an allowance when first recorded.

The Bank continued to demonstrate financial strength, with a Tier 1 leverage ratio of 9.44%, exceeding accepted regulatory standards for a well-capitalized institution. The Company maintained a tangible equity to total assets ratio of 8.68%.

Stockholders’ equity decreased $1.3 million to $170.0 million at December 31, 2015, from $171.3 million at September 30, 2015. During the three months ended December 31, 2015, the Company repurchased 22,700 shares at an average cost of $13.24 per share. Tangible book value per share at December 31, 2015 decreased to $13.52, compared with $14.03 at September 30, 2015 as expected due to the acquisition of ENB.

About the Company: ESSA Bancorp, Inc. is the holding company for its wholly-owned subsidiary, ESSA Bank & Trust, which was formed in 1916. Headquartered in Stroudsburg, Pennsylvania, the Company has total assets of $1.8 billion and has 30 community offices throughout the Greater Pocono, Lehigh Valley, Scranton/Wilkes-Barre, and suburban Philadelphia areas. ESSA Bank & Trust offers a full range of commercial and retail financial services, financial advisory and asset management capabilities. ESSA Bancorp Inc. stock trades on the NASDAQ Global Market (SM) under the symbol “ESSA”.

Forward-Looking Statements

Certain statements contained herein are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including compliance costs and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity, and the Risk Factors disclosed in our annual and quarterly reports.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions, that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

FINANCIAL TABLES FOLLOW

ESSA BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEET

(UNAUDITED)

	December 31, 2015	September 30, 2015
	(dollars in thousands)
ASSETS
Cash and due from banks	$21,448	$15,905
Interest-bearing deposits with other institutions	4,280	2,853

Total cash and cash equivalents	25,728	18,758
Certificates of deposit	1,500	1,750
Investment securities available for sale	393,572	379,407
Loans receivable (net of allowance for loan losses of $9,257 and $8,919)	1,228,007	1,102,118
Regulatory stock, at cost	14,679	13,831
Premises and equipment, net	17,524	16,553
Bank-owned life insurance	30,885	30,655
Foreclosed real estate	2,704	2,480
Intangible assets, net	3,076	1,759
Goodwill	13,801	10,259
Deferred income taxes	13,095	11,149
Other assets	18,842	17,825

TOTAL ASSETS	$1,763,413	$1,606,544

LIABILITIES
Deposits	$1,240,170	$1,096,754
Short-term borrowings	84,052	91,339
Other borrowings	249,101	229,101
Advances by borrowers for taxes and insurance	6,992	4,273
Other liabilities	13,070	13,797

TOTAL LIABILITIES	1,593,385	1,435,264

STOCKHOLDERS’ EQUITY
Common stock	181	181
Additional paid in capital	182,371	182,295
Unallocated common stock held by the Employee Stock Ownership Plan	(9,513)	(9,627)
Retained earnings	84,684	83,658
Treasury stock, at cost	(83,133)	(82,832)
Accumulated other comprehensive loss	(4,562)	(2,395)

TOTAL STOCKHOLDERS’ EQUITY	170,028	171,280

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,763,413	$1,606,544

ESSA BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF INCOME

(UNAUDITED)

	For the Three Months Ended December 31,
	2015	2014
	(dollars in thousands)
INTEREST INCOME
Loans receivable	$11,574	$11,449
Investment securities:
Taxable	1,818	1,889
Exempt from federal income tax	244	234
Other investment income	179	136

Total interest income	13,815	13,708

INTEREST EXPENSE
Deposits	1,845	1,965
Short-term borrowings	94	103
Other borrowings	784	590

Total interest expense	2,723	2,658

NET INTEREST INCOME	11,092	11,050
Provision for loan losses	600	450

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	10,492	10,600

NONINTEREST INCOME
Service fees on deposit accounts	863	827
Services charges and fees on loans	280	315
Trust and investment fees	213	238
Gain on sale of investments, net	3	—
Earnings on Bank-owned life insurance	230	239
Insurance commissions	199	182
Other	29	13

Total noninterest income	1,817	1,814

NONINTEREST EXPENSE
Compensation and employee benefits	5,578	5,114
Occupancy and equipment	1,109	981
Professional fees	453	514
Data processing	919	813
Advertising	87	128
Federal Deposit Insurance Corporation Premiums	278	292
Gain on foreclosed real estate	(10)	(38)
Merger related costs	245	—
Amortization of intangible assets	174	166
Other	953	996

Total noninterest expense	9,786	8,966

Income before income taxes	2,523	3,448
Income taxes	566	852

Net Income	$1,957	$2,596

	For the Three Months Ended December 31,
	2015	2014
Earnings per share:
Basic	$0.19	$0.25
Diluted	$0.19	$0.25

	For the Three Months Ended December 31,
	2015	2014
	(dollars in thousands)
CONSOLIDATED AVERAGE BALANCES:
Total assets	$1,650,206	$1,570,393
Total interest-earning assets	1,547,741	1,466,915
Total interest-bearing liabilities	1,347,925	1,317,154
Total stockholders’ equity	172,642	169,926
PER COMMON SHARE DATA:
Average shares outstanding—basic	10,364,425	10,516,097
Average shares outstanding—diluted	10,535.574	10,516,097
Book value shares	11,330,544	11,444,378
Net interest rate spread	2.77%	2.94%
Net interest margin	2.84%	2.99%

Contact:	Gary S. Olson, President & CEO
Corporate Office:	200 Palmer Street
Stroudsburg, Pennsylvania 18360
Telephone:	(570) 421-0531